As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-195968

Registration No. 333-161620

Registration No. 333-149666

Registration No. 333-143334

Registration No. 333-132207

Registration No. 333-114276

Registration No. 333-11254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195968

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161620

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149666

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143334

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132207

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-114276

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-11254

UNDER

THE SECURITIES ACT OF 1933

AGRIUM INC.

(Exact name of registrant as specified in its charter)

CANADA	98-0346248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13131 Lake Fraser Drive S.E.

Calgary, Alberta

Canada T2J 7E8

(403) 225-7000

(Address of principal executive offices, including zip code)

AMENDED AND RESTATED STOCK OPTION AND TANDEM SAR PLAN

AGRIUM 401(k) RETIREMENT SAVINGS PLAN

AGRIUM U.S. RETAIL 401(k) SAVINGS PLAN

AGRIUM 401(k) SAVINGS PLAN FOR UNION EMPLOYEES AT FLORENCE, AL;

MULBERRY, FL & AMERICUS, GA

AGRIUM U.S. INC. SAVINGS PLAN FOR UNION EMPLOYEES AT CINCINNATI, OH AND

BAINBRIDGE, GA

AGRIUM ADVANCED TECHNOLOGIES 401(k) SAVINGS PLAN

WESTERN FARM SERVICE, INC. EMPLOYEE 401(k) SAVINGS PLAN AND TRUST

CROP PRODUCTION SERVICES, INC. EMPLOYEE 401(k) SAVINGS PLAN AND TRUST

(Full title of the plans)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Christopher J. Cummings Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Joel T. May Neil M. Simon Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 (404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Agrium Inc. (“Agrium”) with the Securities and Exchange Commission:

•	File No. 333-195968 registering 5,000,000 common shares, no par value, of Agrium (“Common Shares”) for issuance under the Amended and Restated Stock Option and Tandem SAR Plan;

•	File No. 333-161620 registering 1,000,000 Common Shares for issuance under the Agrium 401(k) Retirement Savings Plan and the Agrium U.S. Retail 401(k) Savings Plan;

•	File No. 333-149666 registering 100,000 Common Shares for issuance under the Agrium 401(k) Savings Plan for Union Employees at Florence, AL; Mulberry, FL & Americus, GA, the Agrium U.S. Inc. Savings Plan for Union Employees at Cincinnati, OH and Bainbridge, GA, and the Agrium Advanced Technologies 401(k) Savings Plan;

•	File No. 333-143334 registering 1,000,000 Common Shares for issuance under the Amended and Restated Stock Option and Tandem SAR Plan;

•	File No. 333-132207 registering 2,408,340 Common Shares for issuance under the Amended and Restated Stock Option and Tandem SAR Plan;

•	File No. 333-114276 registering 10,242,285 Common Shares for issuance under the Amended and Restated Agrium Inc. Stock Option and Tandem SAR Plan; and

•	File No. 333-11254 registering 1,000,000 Common Shares for issuance under the Agrium 401(k) Retirement Savings Plan, Western Farm Service, Inc. Employee 401(k) Savings Plan and Trust and the Crop Production Services, Inc. Employee 401(k) Savings Plan and Trust.

On January 1, 2018, pursuant to an Arrangement Agreement, dated September 11, 2016, between Agrium and Potash Corporation of Saskatchewan Inc. (“PotashCorp”), each of Agrium and PotashCorp became an indirect wholly owned subsidiary of Nutrien Ltd. (“Nutrien”), a parent entity formed to manage and hold the combined businesses of Agrium and PotashCorp as a result of the transactions under the plan of arrangement under the Canada Business Corporations Act, involving, among others, Nutrien, Agrium and PotashCorp (the “Arrangement”).

As a result of the completion of the Arrangement, Agrium has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Agrium in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Agrium hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the registration statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on January 2, 2018.

AGRIUM INC.

By:	/s/ Charles V. Magro
	Name:	Charles V. Magro
	Title:	President, Chief Executive Officer and Director

Note: No other person is required to sign the post-effective amendments to the registration statements in reliance upon Rule 478 under the Securities Act of 1933.